Exhibit 10.38

ASSET PURCHASE AGREEMENT
by and between
SUPER RX, INC.
and
CALIFORNIA PHARMACY SYSTEMS, INC.
Dated as of July __, 2005

ASSET PURCHASE AGREEMENT

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into this 11th day of July, 2005, by and between Super Rx, Inc., a California corporation (“Purchaser”), and California Pharmacy Systems, Inc., a California corporation (“Seller”). Purchaser and Seller are sometimes hereinafter referred to individually as “party” and collectively as “parties.”
RECITALS
     WHEREAS, in September 2000, Seller entered into an Agreement to Operate Pharmacies with Stater Bros Markets, the sole shareholder of Purchaser (“Stater Agreement”); and
     WHEREAS, Seller presently operates sixteen (16) pharmacies in Stater Bros. Markets throughout Southern California listed on the Schedule of Pharmacies attached hereto and by this reference made a part hereof (hereinafter referred to individually as “Pharmacy” and collectively as “Pharmacies”); and
     WHEREAS, Seller no longer wishes to be bound under the Stater Agreement; and
     WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the assets of Seller, consisting of pharmaceutical products and records related to the sale thereof, including controlled substances, pharmaceuticals, over the counter items, vitamins, durable medical equipment, and other equipment necessary to operate the Pharmacies (the “Assets”); and
     WHEREAS, the parties wish to cooperate in the transition of the Pharmacy operations from Seller to Purchaser;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and in reliance upon the representations and warranties contained herein, the parties hereto agree as follows:
ARTICLE I
ACQUISITION OF THE ASSETS
     Subject to the terms and conditions set forth in this Agreement:
     1.1 Delivery of Assets. The transfer of title to the Assets shall occur at the Closing, as defined below, unless otherwise provided in this Agreement. At or prior to the Closing, both as defined below, Seller shall endorse and deliver such instruments, documents, certificates or instructions as may be necessary to vest title to the Assets in Purchaser. Upon receipt of such documents, instruments, certificates or instructions, and upon the Closing, Purchaser shall become the beneficial and record holder of the Assets and entitled to all of the rights, benefits and privileges with respect thereto. The Assets shall be delivered by Seller to Purchaser free of all encumbrances, liens, security interests or other claims. At the Closing, title to the Assets shall be transferred to

Purchaser. The actual date of Closing shall be referred to herein as the “Closing Date”. The Assets do not include Seller’s accounts receivable for prescriptions that have been filled and billed to insurance or paid by the customer as of the Possession Date, as defined in Section 2.1 below. Prescriptions that have been filled, but not billed to insurance or paid by the customer shall be counted in inventory and paid by Purchaser in accordance with Section 1.5 below. Prior to the Closing Date, Purchaser and Seller agree that Purchaser shall take “possession” of the Pharmacies and all related assets as defined herein and shall have sole and complete operational and monetary control and responsibility for pharmacy business operations, employee functions and assets being purchased, except those specifically delegated to Seller by way of the consulting agreement with Purchaser in the form attached hereto as Exhibit 7.9. The Pharmacies employees being retained by the Purchaser shall become employees of the Purchaser on the Possession Date. The actual date of possession shall be referred to herein as the “Possession Date”.
     1.2 Purchase Price Allocation. The Purchase Price shall be allocated among the Assets in accordance with Exhibit 1.2 attached hereto and by this reference made a part hereof. Each of Seller and Purchaser covenant that it will not take a position on any income tax return or before any governmental agency or in any judicial proceeding that is inconsistent in any way with the allocation set forth on Exhibit 1.2.
     1.3 Purchase Price for Assets. The aggregate purchase price for the Assets shall be $2,060,502, plus inventory at cost as described in Section 1.5 below, which shall be delivered to Seller through Escrow on the Possession Date in the form of bank cleared funds or a wire transfer to a financial institution designated by the Seller (“Purchase Price”), provided that there are no liens or creditor obligations to be satisfied through Escrow, as defined in Section 3.5 below. If such liens or obligations exist, the provisions of Section 3.5 below shall govern. It is understood and acknowledged by Seller that Purchaser is purchasing all of Seller’s equipment necessary to operate the Pharmacies and such equipment is included in the Purchase Price. As an additional part of the Purchase Price, concurrently with the Closing, Purchaser shall cause Stater Bros. Markets to forgive debt owed by Seller to Stater Bros. Markets in the amount of $564,488.
     1.4 No Assumption of Liabilities. The Purchaser does not and shall not assume, pay, perform or discharge any liability of Seller. Specifically, and without any limitation whatsoever, Seller shall remain liable for all payables and obligations arising prior to the Possession Date, all claims resulting from improperly filled prescriptions, improper delivery of controlled substances or other pharmacist error occurring prior to the Possession Date and failure to maintain records as required by law applicable to the time period prior to the Possession Date. Seller will pay off all equipment leases and loan obligations, including all amounts due for controlled substances and pharmaceuticals purchased on terms, relating to the Pharmacies prior to the Closing Date and tender the Assets to the Purchaser free and clear of liens and encumbrances and will provide Purchaser with recorded UCC-3 Termination Statements to evidence such payoffs prior to the Possession Date, including without limitation, the payoff of all amounts owed to Amerisource/Bergen Drug Corporation.
     1.5 Inventory. In accordance with this Section 1.5, a qualified inventory service, mutually acceptable to Purchaser and Seller, shall take an inventory of the Assets, including controlled substances and pharmaceuticals at each of the Pharmacies, including whether or not

Assets are “saleable merchandise.” “Saleable merchandise” shall mean controlled substances, other pharmaceuticals, vitamins and over-the-counter items having a shelf life exceeding thirty (30) days.
          (a) The inventory service shall take inventory in accordance with customary pharmacy inventory procedures in California, including without limitation the following: (i) controlled substances shall be counted in actual numbers and all other pharmaceuticals shall be counted in estimated tenths of bottles; (ii) all pharmaceuticals and controlled substances that expire in thirty (30) days or less shall be identified; (iii) outdated pharmaceuticals and controlled substances shall be identified; and (iv) pharmaceuticals and controlled substances that may be subject to a one time “sweep” shall be identified and Seller shall be responsible for requesting that Seller’s wholesaler(s) accept returns of items not wanted by Purchaser, or shall ensure that Purchaser is entitled to return such items, with full credit.
          (b) Inventory shall be taken on the Possession Date, which cost of taking such inventory shall be shared equally by the parties. The Closing shall occur upon Purchaser obtaining all necessary permits, registrations, provider numbers and any other documents required by law or regulation to operate the Pharmacies without Seller’s permits, registrations, and provider numbers (“Closing Date”). The inventory service shall provide both Purchaser and Seller copies of each inventory for approval, which approval shall not be unreasonably withheld. In addition to the purchase price set forth in Section 1.3 above, Purchaser shall also pay Seller for the saleable merchandise, valued at Seller’s cost, on the Possession Date.
          (c) The inventory service shall take an inventory of all other Assets, including equipment utilized in the operation of the Pharmacies. Each Pharmacy shall have sufficient equipment to operate a pharmacy as required under California law. The equipment shall be included in the Purchase Price.
          (d) On the date the saleable merchandise is transferred to Purchaser, Seller shall also transfer to Purchaser all records associated with the saleable merchandise, as required by California law. Upon the Closing, Seller shall remain responsible for the accuracy of all such records and Purchaser shall be responsible for the retention of such records as required by law.
          (e) On or prior to the Possession Date, Seller shall pay all payables outstanding for Inventory to be sold to Purchaser. Seller shall provide Purchaser with evidence reasonably required by Purchaser to prove that the outstanding Inventory payables have been paid prior to the disbursement of the Purchase Price.
          (f) On both the Possession Date and the Closing Date, representatives of the Purchaser and Seller agree to take an inventory of all controlled substances (C-II–C-V). Representatives of the parties will sign off on the inventory as accurate and each shall retain a copy for their records. Controlled substances shall be transferred to the Purchaser on the Closing Date. The inventory of controlled substances taken on the Closing Date should indicate the drug name, dosage form, strength, quantity, date of transfer and the name, address and DEA numbers of both Purchaser and Seller. Purchaser shall issue to Seller DEA 222 forms for all C-II controlled substances being transferred.

ARTICLE II
CLOSING AND POSSESSION
     2.1 Closing and Possession. The Possession Date shall be on or before August 15, 2005. The Closing shall occur on or before October 1, 2005, provided that Purchaser shall have obtained all necessary permits, registrations, provider numbers and any other documents required by law or regulation to operate the Pharmacies as presently operated. The parties agree to cooperate to ensure that Purchaser obtains such permits, registrations and provider numbers and shall extend the Closing until such time.
     2.2 Delivery of Purchase Price. Upon the opening of the Escrow, Purchaser shall deposit One Hundred Thousand Dollars ($100,000.00) into the Escrow. The balance of the Purchase Price shall be delivered by Purchaser to Escrow on the Possession Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will, except as otherwise expressly provided in this Agreement be true, correct and complete on the Possession Date as follows:
     3.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.
     3.2 Authorized Capitalization. The authorized capital stock of the Seller consists of 10,000 shares of common stock, of which all shares issued and outstanding as of the date of this Agreement are owned by the Shareholders. All shares issued and outstanding as of the date of this Agreement have been duly authorized and validly issued and are fully paid and nonassessable. Seller has no authorized or outstanding stock or securities convertible into or exchangeable for, or any authorized or outstanding option, warrant or other right to subscribe for or to purchase, or convert any obligation into, any unissued shares. There are no authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Seller. There are no voting trusts, voting agreements, proxies or other agreements or understandings with respect to the voting of the capital stock of the Seller.
     3.3 Authorization. This Agreement has been duly and validly executed and delivered by Seller and Shareholders and the agreements, representations and warranties contained herein constitute valid and binding obligations, representations and warranties of Seller enforceable in accordance with their terms. Attached hereto as Exhibit 3.3(a) is a Certificate which shall evidence the approval and authorization of the Shareholders of Seller and which shall be attested to by the President of Seller. This Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the board of directors of Seller. Attached hereto as Exhibit 3.3(b) is a certified copy of the Directors’ Consent or a resolution passed pursuant to a duly and validly called meeting of the Board of Directors. This Agreement constitutes, and all other agreements contemplated hereby to be executed and delivered by Seller will when executed and delivered constitute, the legal, valid and binding obligations of, and be enforceable in accordance with their respective terms against, the Seller.
     3.4 Accrued Employee Benefits. Seller has paid and or will pay all accrued employee benefits, salaries, bonuses, vacation and sick as of the Possession Date. Purchaser shall not be responsible for any accrued employee benefits accrued up to the Possession Date.
     3.5 Bulk Sales Transfer; Pharmacy Permits Transfer; Escrow. Unless the parties agree on utilizing an exemption to applicable laws, Seller shall comply with the provisions of the California Commercial Code Bulk Transfer Laws relating to the transfer of the Pharmacy equipment and inventory. Unless otherwise agreed, the parties shall open escrow (“Escrow”) with First American Title Insurance Company, Los Angeles, attention Lily Bachor (“Escrow Holder”), who shall be engaged to facilitate the transfer of the Assets. The parties shall share equally in the costs of such Escrow. The parties shall comply with all reasonable instructions required by the Escrow Holder to consummate the transfer, including without limitation the following:
          (a) Within three (3) days after the opening of Escrow, Seller shall deliver to Purchaser a list, in writing, of all business names used by Seller within three (3) years of the date prior to the opening of Escrow along with all currently active business names;
          (b) After the Opening of Escrow, Escrow Holder shall give notice of the sale by:
               (i) Recording notice in the office of the county recorder of each county wherein Seller does business, including the county of Seller’s principal place of business;
               (ii) Publishing notice in a newspaper of general circulation in each county wherein Seller does business, including the county of Seller’s principal place of business; and
               (iii) Delivering or sending a copy of the notice by registered or certified mail to the county tax collector in the county of Seller’s principal place of business.
          (c) Escrow Holder shall certify the date on which each notice was given.
          (d) Escrow shall not close for twelve (12) business days after the date of the giving of the last notice provided for in subsection 3.5(c) or as otherwise provided for by law.
          (e) The Escrow Holder shall, within forty-five (45) days after the Purchaser takes legal title to any of the Assets, either pay, to the extent of the cash consideration paid for the Assets, the claims filed by Seller’s creditors and not disputed by Seller, or, in the event the cash consideration is insufficient to pay all claims filed by Seller’s creditors, pay the proration portion thereof determined in accordance with this subsection, or institute an action in interpleader pursuant to subdivision (b) of Section 386 of the Code of Civil Procedure and deposit the consideration with the clerk of the court pursuant to subdivision (c) of that section. The distributions shall be as follows:

               (i) If the Purchase Price, as adjusted, is equal to or more than the total amount of all undisputed claims, all claims which are due and payable on or before the Possession Date and which are received in writing on or prior to the date specified as the last date to submit claims.
               (ii) If Seller disputes whether a claim is due and payable on the date of the bulk sale, or the amount of any claim, the Escrow Holder shall withhold an amount equal to one hundred twenty-five percent (125%) of the first Seven Thousand Five Hundred Dollars ($7,500.00) of the claim, and an amount equal to that portion of the claim in excess of Seven Thousand Five Hundred Dollars ($7,500.00) or, if the sum of all claims exceeds the Purchase Price, a pro rata amount of the total Purchase Price in accordance with this subsection, and shall send a written notice to the claimant on or before two (2) business days after the distribution that the amount will be paid to the Seller, unless that sum is attached within twenty-five (25) days of the mailing of the notice. In the event the disputed sum is not attached within twenty-five (25) days, it shall be paid over to the Seller, or, in the event the total claims exceed the Purchase Price, distributed in accordance with this subsection.
               (iii) In the event that the total Purchase Price is insufficient to pay in full all of the claims timely filed with the Escrow Holder, the Escrow Holder shall do each of the following:
                    (A) Delay the distribution of the consideration and the passing of legal title to the Assets for a period of not less than twenty-five (25) days nor more than thirty (30) days from the date the required notice is mailed;
                    (B) Within five (5) business days after the time the bulk sale would otherwise have been consummated, send a written notice to each claimant who has filed a claim stating the total consideration deposited or agreed to be deposited in the Escrow, the name of each claimant who filed a claim against the Escrow and the amount of each claim, the amount proposed to be paid to each claimant, the new date scheduled for the passing of legal title and the date on or before which distribution will be made to claimants which shall not be more than five (5) days after the new date specified for the passing of legal title.
               (iv) Distribute the consideration in the following order of priorities:
                    (A) All obligations owing to the United States, to the extent given priority by federal law.
                    (B) Secured claims, including statutory and judicial liens, to the extent of the consideration fairly attributable to the value of the properties securing the claims and in accordance with the priorities provided by law. A secured creditor shall participate in the distribution pursuant to this subdivision only if a release of lien is deposited by the secured creditor conditioned only upon receiving an amount equal to the distribution.
                    (C) Escrow and professional charges and brokers’ fees attributable directly to the sale.

                    (D) Wage claims given priority by Section 1205 of the Code of Civil Procedure.
                    (E) All other tax claims.
                    (F) All other unsecured claims pro rata, including any deficiency claims of partially secured creditors.
                    (G) All remaining funds shall be distributed to Seller.
     3.6 No Conflicting Agreements. The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not, (a) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller or the Assets, (b) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller or of any agreement or instrument to which Seller is a party, or (c) result in the creation or imposition of any lien, charge, security interest, encumbrance, restriction or claim upon the Assets.
     3.7 Compliance with Applicable Law. Except as set forth in Exhibit 3.7, Seller has not received any notice or information of any violation, probable violation or default by Seller under any applicable law, regulation or order of any governmental department, commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over Seller’s operations which could materially adversely affect the business, operations, financial condition, properties or assets of Seller, or the ability to consummate the transaction contemplated hereby. To the best of Seller’s and the Shareholder’s knowledge after diligent inquiry, Seller has operated its business, and will continue to operate its business, in compliance with the California Department of Pharmacies, Drug Enforcement Agency, California state law and all other applicable laws, ordinances, statutes and regulations. Additionally, Seller has given notice of the sale of Assets to all government entities that require such notice.
     3.8 Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Purchaser by or on behalf of Seller in connection with this Agreement contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein or therein not misleading in light of the context in which they were made.
     3.9 No Known Adverse Effects. There is no fact known to Seller, its officers, directors or employees which materially adversely affects or will materially adversely affect the Assets which has not been set forth in writing in this Agreement or disclosed in the other documents, certificates or written statements furnished to Purchaser by or on behalf of Seller in connection herewith.
     3.10 Consents and Approvals. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, does not require Seller to obtain any consent, approval, agreement, or action of, or make any filing with or give any notice to, any corporation, person, entity, or firm or any public, governmental or judicial authority except (i) such as have been duly obtained or made, as the case may be, and or will be duly obtained and made and in full force and effect as of the Possession Date, (ii) those as to which the failure to obtain would have no material adverse effect on the Assets or the transactions contemplated hereby, and (iii) approval of the Seller’s Shareholder, which shall be obtained prior to the execution hereof.
     3.11 Intentionally omitted.
     3.12 Litigation. Except as described in Exhibit 3.12, there are no actions, proceedings or investigations pending or threatened against Seller or the Assets before any court or administrative agency which could result in any material adverse change in the operations or financial condition of Seller other than as identified in Exhibit 3.12.
     3.13 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with representatives of Purchaser, without the intervention of any person in such manner as to give rise to any valid claim by any person against Purchaser for a finder’s fee, brokerage commission, or similar payment. All rights of indemnity under Article X hereof shall apply to any claim relating to a Loss (as defined below) arising out of this Agreement for any fee, commission or similar payment.
     3.14 Taxes. Purchaser shall pay all taxes arising out of the transfer of the Assets and Seller shall be responsible for all personal property taxes for the business of Seller through the Possession Date. Purchaser shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind related to the Assets or the business of Seller for any period prior to the Possession Date.
     3.15 Ownership. Seller is the owner, beneficially and of record, of all of the Assets as identified on Exhibit 1.1 hereto, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions.
     3.16 Accounts. The list of customers and vendors attached hereto as Exhibit 3.16 represents the customers and vendors with which Seller does business or for which Seller provides prescription medicines. The customers with which Seller maintains a contract or agreement are identified on Exhibit 3.16(b) hereto. All such contracts or agreements are valid and enforceable contracts or agreements and are not currently, and will not be on the Possession Date, in default, invalid or unenforceable in any manner, nor is termination threatened or imminent to the actual knowledge of Seller. Seller has performed all of its material obligations and material responsibilities as described under each such contract or agreement, none of such contracts or agreements are subject to any counterclaim or set-off and such contracts are in full force and effect and will continue in full force and effect following the Possession Date (assuming continuing performance by Purchaser following the Possession Date, which is not warranted or represented by Seller). Seller has no reason to believe that amounts payable under such contracts or agreements, assuming due performance by Purchaser in the future (which is not warranted or represented by Seller), will not be paid in accordance with the terms of such contracts or agreements. Seller has not received any notices of default, claims, or any other type of notice with respect to each such contract or agreement or, if such notice has been received, a copy of any such notice has been provided in writing to Purchaser.

     3.17 Contracts. Except as set forth in Exhibit 3.17, Seller is not a party to, nor is the property of Seller bound by, any contract, distributorship agreement, license agreement, agency agreement or output or requirements agreement, or any other agreement, indenture, mortgage, deed of trust, lease, security agreement, loan agreement or instrument which Purchaser would succeed to by its purchase of the Assets, nor will the purchase of the Assets by Purchaser create any default by Seller as to any of such agreements which will materially adversely affect the Purchaser’s use of the Assets.
     3.18 Financial Statements. Seller has delivered to Purchaser copies of Seller’s balance sheet as of December 31, 2004 and the statements of income and retained earnings for the two years then ended and for the interim period commencing January 1, 2005 and ending within thirty 30 days prior to the date hereof (collectively, the “Financial Statements”). The Financial Statements are based upon the information contained in the books and records of Seller and fairly and accurately present the financial condition of Seller as of the dates thereof and results of operations for the periods referred to therein. The monthly financial statements generated by Seller from and after the interim period delivered to Purchaser will be prepared on a basis consistent with the methods and procedures used to prepare the Financial Statements.
     3.19 Absence of Undisclosed or Contingent Liabilities. Seller has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) except as otherwise set forth in the Financial Statements.
     3.20 No Material Adverse Changes. Since the date of the most recent Financial Statements, there has been no change materially adverse to Seller in its revenues, Assets, financial condition, gross profit, operating results, customer, employee or supplier relations, business condition or prospects.
     3.21 Absence of Developments. Since July 1, 2004, Seller has:
     (a) Conducted its business and operations only in the regular and ordinary course; maintained reasonable business insurance; committed no waste of the Assets; has not disposed or otherwise changed the nature of any Asset such that cash or accounts receivable are increased (other than in the ordinary course of business), nor created or suffered to exist any material lien, charge or encumbrance on any Asset or incurred any indebtedness for borrowed money (other than in the ordinary course) which is secured by one or more of the Assets; and has used its best efforts to maintain and preserve its business organization intact and maintain its relationships with suppliers, employees, customers and others;
     (b) Refrained from making capital expenditures or commitments for additions to the property, plant or equipment or entered into transactions which could materially alter or affect operations, except as otherwise have been approved in writing by Purchaser;
     (c) Maintained title to, and refrained from making or permitting, any transfer, sale, pledge, encumbrance on, lien or other disposition of the Assets of Seller except in the ordinary course of business.

     3.22 Title to Properties. Seller does not own any real property on which the Assets are operated. Seller operates in Stater Bros. Markets pursuant to the Stater Agreement. The fixed assets necessary for the conduct of Seller’s business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such fixed assets or other conditions relating thereto which, in the aggregate, materially adversely affect the operation or value of such fixed assets. Seller owns, or leases under valid leases, all equipment and other tangible assets necessary for the conduct of its business.
     3.23 Tax Matters. Seller has filed all state and federal tax returns that is was required to file and to the best of Seller’s knowledge, there are no present or future claims or encumbrances that may have a material adverse impact on the Assets.
     3.24 Employee Benefit Plans. The Purchaser is not assuming any obligations whatsoever with respect to the Seller’s employee benefit plans or to the Seller’s employees individually.
     3.25 Representations as to Knowledge. The representations and warranties contained in Article III hereof shall in each and every event whereby an exercise of discretion or a statement to the “best knowledge”, “best of knowledge” or “knowledge” is required on behalf of any party to this Agreement be deemed to require that such exercise of discretion or statement be in good faith, with due diligence and after a reasonable investigation, to the best efforts of each such party and be exercised always in a reasonable manner and within reasonable times.
     3.26 Representations Concerning Solvency. The Seller has not incurred, and does not intend to incur, and has no reasonable basis to believe that it will incur, any debts beyond its ability to pay such debts as they become due. Seller has, and will continue to have, assets greater than Seller’s debts, based upon a fair valuation and has paid, and will pay, its debts as they become due. Purchaser may rely on such representations in asserting that Purchaser has no reasonable cause to believe that Seller is or will become insolvent as a result of the transactions contemplated hereby. Seller has undertaken the transactions described herein in good faith, considering its obligations to any person or entity to whom Seller owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and has undertaken the transaction described herein without any intent to hinder, delay or defraud its creditors. Seller will not, and has not, concealed this transaction or the proceeds of such transaction from any of its creditors. Seller has not removed or concealed any assets from its creditors and will not incur debt in connection with the assets or business that is significantly greater than the normal and customary debts of Seller in the ordinary course. Seller does not contemplate and has no reason to contemplate it will seek protection under the bankruptcy laws and believes in good faith that it will receive consideration reasonably equivalent to the value of the Assets being purchased by the Purchaser.

ARTICLE IV
TERMINATION OF STATER AGREEMENT; TEMPORARY USE OF PERMITS
     4.1 Termination of Stater Agreement. Except as otherwise set forth in this Agreement, concurrently with the Possession Date, the Stater Agreement shall terminate, provided, however, any terms and conditions of the Stater Agreement, which by its terms, survive the termination of the Stater Agreement, shall remain in full force and effect.
ARTICLE V
POST- POSSESSION COVENANTS
     The parties agree as follows with respect to the period following the Possession Date.
     5.1 Further Assurances. In case at any time after the Possession Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article IX).
     5.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceedings, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated by this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Possession Date involving the Seller, each of the other parties will cooperate with each other and counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller that the statements contained in this Article VI are true, correct and complete as of the date of this Agreement and will, except as otherwise expressly provided in this Agreement be true, correct and complete on the Possession Date as follows:
     6.1 Organization and Qualification of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.
     6.2 Authorization. This Agreement has been duly and validly executed by Purchaser and the agreements, representations, and warranties contained herein constitute valid and binding obligations, representations, and warranties of Purchaser enforceable in accordance with their terms.

     6.3 No Conflicting Agreements. The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby will not, (a) violate any existing term or provision of any law, regulation, order, writ, judgment, injunction or decree applicable to Purchaser, (b) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Purchaser or of any agreement or instrument to which Purchaser is a party, or (c) result in the creation or imposition of any lien, charge, security interest, encumbrance, restriction or claim upon Purchaser or any of its assets.
     6.4 Compliance with Applicable Law. Purchaser has not received any notice or information of any violation, probable violation or default by Purchaser under any applicable law, regulation or order of any governmental department, commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over Purchaser’s operations which could materially adversely affect the business, operations, financial condition, properties or assets of Purchaser or the ability to consummate the transaction contemplated hereby.
     6.5 Litigation. There are no material actions, proceedings or investigations pending, or to the knowledge of Purchaser, threatened against Purchaser or its officers or directors, before any court or administrative agency or administrative officer.
     6.6 Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Seller by or on behalf of Purchaser in connection with this Agreement contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein and therein not misleading in light of the context in which they were made.
     6.7 Consents and Approvals. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of Purchaser’s obligations hereunder, do not require Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority except (i) such as have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof and will continue to be in full force and effect on the Possession Date, and (ii) those which the failure to obtain would have no material adverse effect on the transactions contemplated hereby.
     6.8 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by representatives of Purchaser directly with Seller, without the intervention of any person on behalf of Purchaser in such manner as to give rise to any valid claim by any person against Seller for a finder’s fee, brokerage commission or similar payment. All rights of indemnity under Article X hereof shall apply to any claim relating to a Loss (hereinafter defined) arising out of this Agreement for any fee, commission or similar payment.

ARTICLE VII
CONDITIONS TO POSSESSION AND CLOSING
     7.1 Deliverables on or Prior to Possession. On or before the Possession Date, Seller shall provide Purchaser with the following:
          (a) a Sellers Certification as required by the California Board of Pharmacy attached hereto as Exhibit 7.1(a) and by this reference made a part hereof;
          (b) a copy of Seller Quality Assurance Policy, as required by the California Board of Pharmacy, along with all other written policies currently utilized in the operation of the Pharmacies;
          (c) Copies of all state permits and DEA registrations for each Pharmacy;
          (d) Seller shall ensure that the Pharmacies are in compliance with all applicable laws, rules and regulations governing the operation of pharmacies in the State of California on the Possession Date. Seller agrees to complete, and each Pharmacy must satisfactorily pass, a Community Pharmacy and Practice Self-Assessment in the form attached hereto and provided by the California Board of Pharmacy. If within twelve (12) months of the Possession Date, Purchaser discovers that any of the Pharmacies were not in compliance with applicable laws, rules and regulations set forth in Section 3.7 as of the Possession Date, Seller shall pay all fees, costs and expenses necessary to bring the Pharmacies into compliance, including any fines or penalties;
          (e) a list of all third party insurance providers for which Seller is authorized to fill prescriptions;
          (f) all current phone numbers utilized by Seller at the Pharmacies shall be transferred to Purchaser;
          (g) a list of all wholesalers and vendors which Seller utilizes to obtain products and supplies for the Pharmacies;
          (h) Seller shall assist Purchaser in setting up accounts with wholesalers and vendors to the extent requested by Purchaser; and
          (i) Seller shall deliver to Purchaser the executed Non-Compete and Confidentiality Agreement in substantially the forms attached hereto as Exhibit 7.1(i) and by this reference made a part hereof.
     7.2 Conduct of Business Prior to Closing. Seller and Purchaser shall cooperate from the date of execution of this Agreement to Closing to provide for the efficient transfer of the Assets from Seller to Purchaser including without limitation the following:
          (a) Seller shall cooperate with Purchaser to facilitate the transfer of each Pharmacy’s existing NCPDP provider number. Seller shall execute and notarize a letter in the form attached hereto as Exhibit 7.2(a) and by this reference made a part hereof evidencing Seller’s agreement to cooperate;
          (b) Seller shall retain all responsibility for record keeping and security of controlled substances as required by the DEA until such time as Purchaser has become duly registered with DEA to handle controlled substances;
          (c) Seller shall assist Purchaser with the negotiation of new contracts with Screen America Wellness and Computerized Screening, Inc., but only if requested by Purchaser.
          (d) Seller shall assist and cooperate with Purchaser in the billing of Medi-Cal, for prescriptions dispensed by the Pharmacies, under the Medi-Cal Provider Number received by Purchaser for its pharmacy located in Store number 6175 once Purchaser has obtained Medi-Cal “Provisional Provider Status”, as defined in CA Senate Bill 857.
          (e) Seller authorizes Purchaser and its designated agents to utilize Seller’s current permits, licenses and other such authorizations and permissions used by Seller in the operation of the pharmacies so Purchaser is able to continue the current on-going, customary and normal operation of the pharmacy businesses until Closing. Concurrently with the execution of this Agreement, the parties shall execute a Power of Attorney for each Pharmacy in substantially the form attached hereto as Exhibit 7.2(e) and incorporated herein by this reference. The Power of Attorney shall give Purchaser the ability to obtain and execute Official Order Forms with the Drug Enforcement Administration.
     7.3 Conditions Precedent to Closing. The Closing is conditioned upon the following:
          (a) Purchaser shall have been issued permits to operate each of the Pharmacies;
          (b) Purchaser shall been issued DEA registration certificates for each Pharmacy;
          (c) Purchaser shall have received necessary provider numbers to bill third party insurance providers and Medi-Cal licenses;
          (d) Seller shall forward all of Seller’s discontinued Drug Enforcement Agency (“DEA”) certificates (marked “DISCONTINUED”) and corresponding unused forms (marked “VOID”) to the regional DEA office upon consummation of the transfer of the saleable merchandise, as required by the DEA. Seller shall not discontinue Seller’s DEA registration until notified by Purchaser, in writing, that Purchaser shall no longer use Seller’s DEA registration numbers.
     7.4 Reserved.
     7.5 Allocations. On the Possession Date or as soon thereafter as is reasonably practicable (i) the Seller will pay its employees for all vacation pay accrued for employees as of the Possession Date; and (ii) the parties shall allocate or prorate all the portion attributable to Seller of the utilities paid by Seller through the Possession Date and Purchaser shall reimburse Seller for any security deposits or costs paid in advance by Seller. For purposes of income and expense all income and expenses incurred on or before the Possession Date shall be billed and collected by, and paid for, by Seller.
     7.6 Seller’s Deliveries at Closing and Possession. At the Closing or Possession Date, Seller and Shareholder will deliver the following documents to the Purchaser all of which shall be reasonably satisfactory in form and substance to the Purchaser and its counsel:
     AT CLOSING:
     (a) Bill of Sale and Assignment. Bill of Sale and Assignment for the Assets in the form described in Exhibit 7.6 hereto, together with such deeds, instruments, conveyances, certificates of title, assignments, assurances and other documents as may be required to sell, convey and transfer title to the Assets from Seller to the Purchaser free and clear of any and all liens, claims, charges, taxes, encumbrances, pledges, security interests, options or other restrictions of any kind.
     (b) Assignment of Intellectual Property. Assignment of intellectual property described in Exhibit 3.18 together with assurances and other documents as may be required to transfer all of Seller’s right, title and interest in the intellectual property. This Assignment shall be deemed included within the Bill of Sale and Assignment described in (a) above and shall not be a separate document.
     (c) Assignment of Contracts, Leases and Other Agreements. Assignment of contracts, leases and other agreements, described in Exhibit 3.17, to the extent requested by Purchaser, together with assurances and other documents as may be required to transfer all of Seller’s right, title and interest in the contracts, leases and other agreements. This Assignment shall be deemed included within the Bill of Sale and Assignment described in (a) above and shall not be a separate document.
     (d) Consents and Approvals. All consents, approvals and authorizations, all notices and all registrations and filings required to be obtained, given or made under any law, statute, rule, regulation, judgment, order, injunction, contract, agreement or other instrument to which Seller is subject, bound or a party, or by which Seller or any of its properties is bound or subject, in each case which is required to permit the consummation of the transactions contemplated by the Agreement without contravention, violation or breach by the Seller of any of the terms thereof.
     AT POSSESSION:
     (e) Certificates. Certificate of good standing for Seller and Purchaser from the Secretary of State of the state of incorporation of Seller and Purchaser, respectively, dated as of a date reasonably prior to the Possession Date.
     (f) Resolutions. Certified copy of resolutions of the Board of Directors and the Shareholder of Seller authorizing, inter alia, the execution and delivery of this Agreement, the sale of the Assets and the other transactions contemplated under this Agreement.

     (g) Non-Compete and Confidentiality Agreement. The non-compete agreement of the Seller and the principal of Seller in the form set forth in Exhibit 7.1(i) hereto.
     (h) Delivery of Business Records. Such other business records related to the Assets as may be reasonably requested by the Purchaser.
     (i) Other documents. Such other documents, instruments, certificates and agreements as Purchaser and its counsel may reasonably request.
     7.7 Purchaser’s Deliveries at Possession. On the Possession Date, Purchaser shall deliver the following documents to Seller all of which shall be in a form reasonably acceptable to Seller and their counsel:
     (a) Purchase Price. The purchase price for the Assets referred to in Section 1.3, to the extent not already paid in accordance with this Agreement.
     (b) Consents and Approval. All consents, approvals and authorizations, all notices and all registrations and filings required to be obtained, given or made under any law, statute, rule, regulation, judgment, order, injunction, contract, agreement or other instrument to which the Purchaser is a party, or by which it or any of its properties is bound or subject, in each case which is required to permit the consummation of the transactions contemplated by this Agreement without contravention, violation or breach by the Purchaser of any of the terms thereof.
     (c) Resolutions. Certified copy of resolutions of the Board of Directors of the Purchaser authorizing, inter alia, the execution and delivery of this Agreement, the purchase of the Assets, and the other transactions contemplated hereby.
     (d) Non-Compete and Confidentiality Agreements. The non-compete agreements of the Seller and the Shareholders in the form set forth in Exhibit 7.1(i) hereto.
     (e) Other Documents. Such other documents, instruments, certificates and agreements including without limitation, if assumed, the assumption of the lease, as Seller and its counsel may reasonably request.
     7.8 Forwarding of Receivables. Following the Possession Date and for a period of thirty (30) days thereafter, Seller shall have access to the mail delivered to the Pharmacies. To the extent any payments received at the Pharmacies relates to Purchaser’s business after the Possession Date, such payments shall be immediately turned over to Seller. If payments relating to the operations of both Seller and Purchaser are received, Seller shall process the payment and shall take prompt action (defined to mean not less than every seven (7) calendar days) to deliver payment to Purchaser that portion of the payment relating to Purchaser’s business. In the event the Purchaser receives payment of receivables which were billed by Seller, and are the property of Seller, the Purchaser shall take prompt action (defined to mean not less than every seven (7) calendar days), to forward to Seller such checks or other remittances as Purchaser shall have received and which are the property of Seller. Likewise, in the event payments are received by Seller which are the property of Purchaser and which relate to receivables created after the purchase of the Assets, the Seller shall promptly forward (not later than seven (7) calendar days after receipt thereof) such checks or other remittances to the Purchaser representing payments on receivables which are the property of Purchaser.
     7.9 Consulting Agreement. Concurrently with the Possession Date, Seller shall enter into a consulting agreement with Purchaser in the form attached hereto as Exhibit 7.9 and by this reference made a part hereof.
     7.10 Stater Agreement. On or prior to the Possession Date, Seller shall execute and Purchaser shall cause Stater Bros. Markets to execute the Termination Agreement attached hereto as Exhibit 7.10 and by this reference made a part hereof.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     Except as otherwise stated below, the representations, warranties, covenants and agreements made by the respective parties in this Agreement or in a certificate executed and delivered in connection with the transactions contemplated hereby shall survive the Closing for a period of one (1) year. All covenants, agreements, representations and warranties made herein or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, notwithstanding any investigation heretofore or hereinafter made by or on behalf of the parties prior to the Possession Date, provided, however, that no legal remedy, at law or in equity, shall be available with respect to any loss, liability, or breach of agreement or warranty or misrepresentation if the party alleging such loss, liability, breach, or misrepresentation had actual knowledge of the existence, nature and extent thereof on the Possession Date and, despite such knowledge, proceeded with the Possession Date without objection.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification. Subject to the provisions of Article VIII and this Article IX, Seller agrees to indemnify in respect of, and hold Purchaser harmless against, any and all damages, claims, deficiencies, losses, and expenses, including reasonable attorneys’ fees, (collectively “Damages”) resulting from (i) any misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of Seller made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, except for Damages resulting from any such misrepresentations, breach of warranty or nonfulfillment or failure to perform any such covenant or agreement known to Purchaser and waived in writing by Purchaser as of the Possession Date and (ii) claims of third parties from Seller’s operation of its business through the date of Possession Date. Subject to the provisions of Article VIII and this Article IX, Purchaser agrees to indemnify in respect of, and hold Seller harmless against, any and all Damages resulting from (i) any misrepresentation, breach of warranty, or nonfulfillment or failure to perform any covenant or agreement on the part of Purchaser made as a part of or contained in this Agreement or in any certificate executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby except for Damages resulting from any such misrepresentations, breach of warranty or nonfulfillment or failure to perform any such covenant or agreement known to Seller and waived in writing by Seller as of the Possession Date and (ii) third party claims from Purchaser’s operation of the purchased business after the date of Possession Date. The party claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party”. Damages for which a claim or action may be asserted hereunder are hereinafter referred to as a “Loss”.
     9.2 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article IX shall be asserted and resolved as follows:
     (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall, within twenty (20) days of such claim or demand being made, notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). The estimate of Loss contained in the Claim Notice shall not limit the amount of the Indemnifying Party’s ultimate liability under the claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement within said twenty (20) day period. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand is disputed, and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interest or those of the Indemnifying Party and not unreasonably prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross complaint against any person but in any such case at the sole cost and expense of the Indemnifying Party. No claim may be settled without the consent of the Indemnifying Party, unless such settlement includes the complete release of the Indemnifying Party.
     (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has disputed such claim, as provided above, such dispute shall be resolved by arbitration as provided in Section 11.11.
     9.3 Payment of Claim. Upon the determination of the liability of Seller or Purchaser under Section 9.1 and 9.2, as the case may be, after payment by the Indemnified Party of, or upon entry of final judgment or reaching of a settlement in respect of, an Indemnifiable Claim, or determination of a Loss to the Indemnified Party, and notice thereof to the Indemnifying Party, the Indemnifying Party shall within thirty (30) days after receipt of such notice pay to the Indemnified Party the amount of the payment, judgment, settlement or Loss, as the case may be.
     9.4 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article IX are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.
     9.5 Tail Coverage Insurance. From the Possession Date, Seller shall obtain tail coverage for all currently held insurance policies and, to the extent all commercially reasonable insurance is not presently carried by Seller, Seller shall obtain such insurance. All tail coverage insurance held by Seller shall cover any Indemnifiable Claim. Seller shall provide Purchaser with evidence of such coverage naming Purchaser as an additional insured on the policies prior to the Possession Date.
ARTICLE X
AMENDMENT, TERMINATION AND BREACH
     10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by an instrument in writing, executed after the date hereof, making specific reference to this Article and to each Article and paragraph hereof to which such amendment, modification or supplement applies, which document shall be signed by an authorized officer of Purchaser and by Seller.
     10.2 Termination and Abandonment. This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned without liability on the part of any party to any other party:
     (a) At any time before the Possession Date, by mutual consent of Purchaser and Seller;
     (b) Automatically if the Possession Date has not occurred by December 31, 2005.
     In the event of the termination and abandonment of this Agreement by any party as above provided in this Article X, written notice shall forthwith be given to the other party, and each party shall be solely responsible to pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder (except as otherwise provided herein).
ARTICLE XI
MISCELLANEOUS
     11.1 Notice. All notices and communications required or permitted to be given hereunder shall be in writing, signed by the sender, and delivered by personal delivery, overnight courier service or by registered or certified mail to:

If to Purchaser:	Super Rx, Inc.
P.O. Box150
21700 Barton Road
Colton, California 92324
Attention: President

With a copy to:	Sean S. Varner, Esq.
Varner, Saleson & Brandt LLP
P.O. Box 12014
Riverside, California 92502-2214

If to Seller:	John E. Tilley, President
California Pharmacy Systems, Inc.
11411 Brookshire Avenue #107
Downey, California 90241

With a copy to:	Allen K. Brown, Esq.
7901 Painter Avenue, Suite 5
Whittier, California 90602
or such other address as shall have been furnished in writing. Receipt by, or filing with, the respective parties of any communications shall be deemed to have occurred for the purpose of this Agreement, when personally delivered, or next business day if sent by overnight courier, or two days after deposit thereof, postage prepaid, properly addressed, in the United States mail.
     11.2 Entire and Sole Agreement. This Agreement, including all Exhibits hereto (which by this reference shall incorporate herein all such Exhibits as if more fully set forth herein), constitutes the entire agreement between the parties and as of Possession Date supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. After the Possession Date neither party shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in the certificates or documents delivered in connection herewith.
     11.3 Successors and Assigns. Except as otherwise provided in this Agreement, all covenants and agreements of the parties contained in this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto and the heirs, personal representatives, executors and assigns of the Shareholder. This Agreement may not be assigned by any party hereto without the prior express written consent of the other parties hereto.
     11.4 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each party shall be solely responsible for payment of all expenses incurred by it in connection with the consummation of this Agreement and the transactions contemplated hereunder except as otherwise provided herein.
     11.5 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.
     11.6 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California without regard to conflicts of laws principles.
     11.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.
     11.8 Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing in accordance with Section 10.1 hereof.
     11.9 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity.
     11.10 Headings. The headings in this Agreement are for purposes of convenience and easy reference only and shall not limit or otherwise affect the meaning hereof.
     11.11 Disputes. In the event of any dispute which arises between the parties and which relates to the subject matter of this Agreement, the parties acknowledge and agree that any such dispute shall be submitted for binding arbitration in San Bernardino, California in accordance with the Arbitration Commercial Rules procedures established by the American Arbitration Association or, if such association is not then in existence, an independent association of arbitrators which may be designated by agreement of the parties. In the event the parties are unable to agree on an independent association of arbitrators from which arbitrators may be drawn, either party may apply to a court of competent jurisdiction for appointment of arbitrators, however, such application will only be made in the event the American Arbitration Association is not then in existence. The arbitrator(s) shall make detailed written findings to support their award. The prevailing party in any such arbitration proceeding shall be awarded such costs and expenses (including reasonable attorney’s and expert witness’ fees) as were incurred by the prevailing party as a result of the institution and prosecution of the arbitration proceeding including all costs and expenses (including reasonable attorney’s and expert witness fees) to enter judgment upon or enforce any such award including all appellate proceedings.
     11.12 Delivery of Exhibits. All Exhibits to be delivered by either of the parties hereto shall be delivered to the other party prior to the execution of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

SUPER RX, INC.

By:	/s/ Donald I. Baker

Its:	Donald I. Baker Executive Vice President

By:	/s/ Phillip J. Smith

Its:	Phillip J. Smith Senior Vice President and Chief Financial Officer

SELLER:

CALIFORNIA PHARMACY SYSTEMS, INC.

By:	/s/ John E. Tilley

John E. Tilley
Its:	President

TABLE OF ATTACHMENTS

Exhibit	Description
Schedule of Pharmacies
1.2	Purchase Price Allocation
3.1(a)	Certificate of Incorporation of Seller
3.1(b)	Bylaws of Seller
3.3(a)	Certificate of Seller re: Shareholder Approval
3.3(b)	Directors’ Consent of Seller
3.7	Governmental Notices
3.12	Litigation
3.16	Customer Accounts
Customer Contracts or Agreements
Impaired Customer Contracts
Delinquent Contracts or Agreements
3.17	Contracts
7.1(a)	Seller’s Certification
7.1(i)	Non-Compete and Confidentiality Agreements
7.2(a)	Notarized Letter
7.2(e)	Power of Attorney
7.6	Bill of Sale and Assignment
7.9	Consulting Agreement
7.10	Termination Agreement

Exhibit 1.2
Purchase Price Allocation

1. Inventory	tbd by Inventory Service

2. Equipment and Pharmacy Records:	$160,000

3. Goodwill	$1,850,512

4. Covenant Not to Compete	$50,000

Exhibit 3.3(a)
Certificate of Seller re: Shareholder Approval

Exhibit 3.3(b)
Directors’ Consent of Seller

Exhibit 3.7
Governmental Notices

Exhibit 3.12
Litigation

Exhibit 3.16
Customer Accounts
Customer Contracts or Agreements
Impaired Customer Contracts
Delinquent Contracts or Agreements

Exhibit 3.17
Contracts

Exhibit 7.1(a)
Seller’s Certification

Exhibit 7.1(i)
Non-Compete and Confidentiality Agreements
[see attached]

NON-COMPETE AND CONFIDENTIALITY AGREEMENT
     THIS NON-COMPETE AND CONFIDENTIALITY AGREEMENT (the “Agreement”) is dated as of the 11th day of July, 2005 by and between Super Rx, Inc. (the “Company”) and John E. Tilley and California Pharmacy Systems, Inc., a California corporation (collectively “Tilley”).
     WHEREAS, on or about the date of this Agreement, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Tilley; and
     WHEREAS, Tilley has agreed to enter into this Agreement to induce the Company to consummate the purchase of the assets of California Pharmacy Services, Inc. (“CPS”), a company owned by Tilley; and
     WHEREAS, the Company will close on the Purchase Agreement, effective as of July 11th, 2005 (the “Closing”) and wishes to enter into this Agreement so that (i) Tilley will refrain from certain activities which would be competitive with the Company’s business following the Closing, and (ii) Tilley will become bound by confidentiality provisions relating to its receipt and possession of information concerning the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, CPS and the Company hereby agree as follows:
     1. Term. The term of this Agreement shall be for a period of three (3) years following Closing of the Purchase Agreement.
     2. Consideration. Tilley acknowledges that it is a direct and an indirect beneficiary of amounts paid to Tilley and further acknowledges that such consideration is being paid contemporaneously with the sale of the assets of CPS to the Company, of which Tilley shall receive a direct benefit, and that, accordingly, such non-compete and confidentiality agreement is given in connection with the sale of the assets of CPS to the Company. Tilley acknowledges both the receipt of such consideration and the sufficiency thereof.
     3. Description of Business, Trade Secrets and Proprietary Information. Tilley acknowledges that the Company is or intends to be in the pharmacy business. For purposes of this Agreement, the terms “Trade Secrets” and “Proprietary Information” shall mean all materials and information in any media (whether or not reduced to writing and whether or not patentable) relating to the business of the Company which Tilley to which Tilley obtains access as a direct or indirect result of his dealings with the Company from the date of this Agreement, including but not limited to materials and information on operations or proposed operations; service development procedures, marketing techniques, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer or customer prospect names, requirements and other data, and other materials or information relating to the manner in which the Company does business; discoveries, concepts and ideas, whether patentable or not, including without limitation the nature and results of research and development activities, processes, formulas, techniques, “know-how,” designs, drawings and specifications, whether copyrightable or not; and all inventions and ideas which are derived from or relate to Tilley’s access to or knowledge of any of the above enumerated materials and information. Notwithstanding the Company acknowledges that Tilley has developed certain procedures, methods and sales of pharmaceuticals in conjunction with CPS. Tilley acknowledges that the Company intends to develop business procedures, methods, sales techniques and other Proprietary Information for the business of the Company commencing on the Closing. Nothing in this Agreement prevents Tilley from continuing to operate his existing and on-going pharmacies and develop and maintain his pharmacy businesses in the manner operated, provided, however, Tilley shall not use any Proprietary Information of the Company developed from the Closing forward.
     4. Title to Trade Secrets and Proprietary Information. Tilley agrees that the Trade Secrets and Proprietary Information are and shall at all times remain the sole and exclusive property of the Company. Tilley will always hold inviolate and confidential any and all Trade Secrets and Proprietary Information of the Company now or hereafter existing.
     5. Covenant of Non-Disclosure. Tilley shall not sell, transfer, publish, disclose, display or otherwise make available in any media to any third party any of the Trade Secrets and Proprietary Information. Tilley agrees to secure and protect the Company’s Trade Secrets and Proprietary Information in a manner consistent with the Company’s rights in the Trade Secrets and Proprietary Information. Tilley shall not use the Trade Secrets and Proprietary Information for any purpose.
     6. Non-Compete Covenant. Tilley has access to trade secrets and confidential information about the business being sold to the Company, its business plans, its business accounts, its business opportunities, and the Company’s expansion plans into other geographical areas and its methods of doing business. Tilley agrees that for a period of three (3) years after Closing of the Purchase Agreement, it will not, directly or indirectly, (including any business of Tilley’s spouse), compete with the Company in the pharmacy business within three (3) miles of any pharmacy owned, operated or developed by the Company in the the State of California (or two (2) miles for any pharmacy operated within a medical building or office) during the term of this Agreement (the “Territory”), and that it will not directly or indirectly participate in any capacity (including as an officer, director, partner, employee, consultant or owner) in any entity or business venture which is engaged in the pharmacy in any portion of the Territory, except on behalf of the Company. Tilley will not during three (3) years after Closing of the Purchase Agreement employ, assist in employing, or otherwise associate in business with any present, former or future pharmacist, employee, officer or agent of the Company or any of the Company’s subsidiaries; or induce any person who is an employee, officer or agent of the Company to terminate said relationship.
     7. Enforcement by Injunctive Relief. Tilley acknowledges and agrees that any breach of this Agreement by Tilley would cause immediate irreparable harm to the Company. Tilley agrees that should it violate any of the terms and conditions of this Agreement, the Company, at its sole discretion, shall be entitled to seek and obtain immediate injunctive relief and enjoin further and future violations of this Agreement.

     8. Scope of Covenant. In the event a court of competent jurisdiction finds any provision of this Agreement to be so overbroad as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being Tilley’s intention to provide the Company with the broadest protection possible against harmful competition. Tilley has carefully considered the nature and extent of the restrictions upon it and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designated to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Tilley, would not operate as a bar to Tilley’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Tilley.
     9. Notices. All notices, demands or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or by tested facsimile, telex, telegram or cable to, in the case of the Company:
Super Rx, Inc.
21700 Barton Road
P.O. Box 150
Colton, California 92324
Attention: President
and in the case of Tilley:
John E. Tilley
11411 Brookshire Avenue, #107
Downey, California 90241
     10. Assignment of Agreement; Successors. No party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent to such assignment or transfer by the other party hereto.
     11. Further Instruments. The parties shall execute and deliver any and all such other instruments and shall take any and all such other actions as may be reasonably necessary to carry the intent of this Agreement into full force and effect.
     12. Waiver. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy under this Agreement shall operate as a waiver of any subsequent right or remedy. The consent of any party where required hereunder to any act or occurrence shall not be deemed to be a consent to any other act or occurrence.

     13. Costs and Attorneys’ Fees. If litigation is commenced by either party to enforce its rights under this Agreement, the party which the court determines to have prevailed in litigation shall be entitled to recover all costs actually incurred in connection with the litigation, including reasonable attorneys’ fees.
     14. Submission to Jurisdiction. The parties agree that any legal action or proceeding with respect to this Agreement or any document relating hereto may be brought by CPS only in either (i) the United States District Court for the District of California, or (ii) the state courts of the State of California. The Company may bring action in any federal or state court of its choice, assuming such court has jurisdiction. Each party hereby irrevocably waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such respective jurisdiction.
     15. General Provisions. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California. This Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
     16. In the event Tilley shall violate any legally enforceable provision of this Agreement as to which there is a specific time period during which it is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SUPER RX, INC.

By:	/s/ Donald I. Baker

Donald I. Baker
Its:	Executive Vice President

By:	/s/ Phillip J. Smith

Phillip J. Smith
Its:	Senior Vice President and Chief Financial
Officer

TILLEY

/s/ John E. Tilley

John E. Tilley

CALIFORNIA PHARMACY SYSTEMS, INC.,

By:	/s/ John E. Tilley

John E. Tilley
Its:	President

Exhibit 7.2(a)
Notarized Letter

Exhibit 7(e)
Power of Attorney
[see attached]

Power of Attorney
California Pharmacy Systems, Inc. a California corporation (“CPS”), with respect to the pharmacy(ies) listed on Schedule A hereto (the “Pharmacies”) located at the address set forth opposite the name of the Pharmacy on Schedule A hereto, to the extent CPS is able to do so under (a) any law, regulation, rule, order, judgment or decree, whether federal, state or local, the which the Pharmacy or CPS or any other person is subject (collectively, “Applicable Law”) and (b) the terms and conditions of CPS’ Drug Enforcement Agency registrations or other permits, certificates, licenses, filings, approval and other authorizations of any issuing agency (collectively, “Permits”), hereby makes, constitutes and appoints Super Rx, Inc., a California corporation (“Super Rx”) as CPS’ true and lawful attorney-in-fact, in its name, place and stead, to buy and sell controlled substances in connection with the operation of the Pharmacies, as it is presently being operated, in accordance with Applicable Law, under the Pharmacies’ current Drug Enforcement Agency registration and registration number.
This Power of Attorney shall become effective on the date the Pharmacies are delivered to Super Rx pursuant to a sales agreement and will expire on the date Super Rx obtains all of the Permits required to buy and sell controlled substances in connection with the operation of the Pharmacies.
This Power of Attorney may not be changed orally and shall be governed by and construed in accordance with the laws of the State of California.
Dated: July 11th, 2005
California Pharmacy Systems, Inc., a California corporation

By:	/s/ John E. Tilley

John E. Tilley
Its:	President
Accepted by:
Super Rx, Inc., a California corporation

By:	/s/ Donald I. Baker

Donald I. Baker
Its:	Executive Vice President

By:	/s/ Phillip J. Smith

Phillip J. Smith
Its:	Senior Vice President and Chief Financial Officer

Exhibit 7.6
Bill of Sale and Assignment
[see attached]

BILL OF SALE AND ASSIGNMENT
          In consideration of the execution of that certain Asset Purchase Agreement dated as of July 11th, 2005 (“Asset Purchase Agreement”), between the undersigned and SUPER RX, INC., a California corporation (“Purchaser”), and the consideration provided therein, the undersigned hereby sells, assigns, transfers, conveys, and delivers to Purchaser all of its right, title and interest in and to the “Assets” (as that term is defined in the Recitals of the Asset Purchase Agreement), otherwise pursuant to and in accordance with the terms and conditions contained in the Asset Purchase Agreement, and Purchaser hereby accepts same.

Dated: 11, July, 2005	CALIFORNIA PHARMACY SYSTEMS, INC.,
a California corporation

By:	/s/ John E. Tilley

John E. Tilley
Its:	President
ACCEPTED:
SUPER RX, INC.,
a California corporation

By:	/s/ Donald I. Baker

Donald I. Baker
Its:	Executive Vice President

By:	/s/ Phillip J. Smith

Phillip J. Smith
Its:	Senior Vice President and Chief Financial Officer

Exhibit 7.9
Consulting Agreement
[see attached]

CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is entered into as of July 11th, 2005, between Super Rx, Inc., a California corporation (“Corporation”) and California Pharmacy Systems, Inc., a California corporation (“Consultant”). Corporation and Consultant are sometimes hereinafter individually referred to as “party” and collectively as “parties.”
Recitals
     A. Concurrently with the execution of this Agreement, the parties entered into an Asset Purchase Agreement whereby the Corporation is purchasing sixteen (16) pharmacies operated by Consultant in Stater Bros. Markets supermarkets (“Pharmacies”).
     B. The Corporation operates, or will operate pharmacies in Stater Bros. Markets supermarkets throughout Southern California, including without limitation the Pharmacies.
     C. Consultant has unique knowledge and expertise in starting and operating pharmacies in California.
     D. Corporation desires to engage Consultant and Consultant desires to be engaged by Corporation to assist with the startup and operation of the Pharmacies.
Operative Provisions
     In consideration of the mutual covenants and conditions contained herein, Corporation and Consultant agree as follows:
     1. Incorporation of Recitals. The Recitals are incorporated herein and by this reference made a part hereof.
     2. Term. The term of this Agreement shall commence (“Commencement Date”) on the date first written above and shall continue for a period of twelve (12) months, subject to termination as set forth in Section 7 below.
     3. Services. During the term of this Agreement, Consultant shall perform the services listed below (“Services”) as further specified and directed by a person designated by Corporation in writing to Consultant:
          (a) Assist the Corporation with the transition of the Pharmacies from Consultant’s control to the Corporation;
          (b) Assist with the management and operation of the Pharmacies;

          (c) Assist with the maintaining the Pharmacies current staffing levels through recruitment, interviewing and training of staff and ensure that the Pharmacies are adequately staffed. It is understood and acknowledged that Consultant may make recommendations for the hiring of pharmacists and staff, but that the Corporation shall hire all pharmacists and staff unless otherwise approved by the Corporation in writing.
          (d) Provide temporary pharmacists when necessary, provided, however, if Consultant provides such temporary pharmacists, the Corporation shall pay Consultant an hourly wage of Seventy-One Dollars ($71.00) per hour and Consultant shall pay all benefits and shall provide insurance covering all acts and omissions of Consultant’s pharmacists with limits of Two Million Dollars ($2,000,000.00) per occurrence and Four Million Dollars ($4,000,000.00) in the aggregate;
          (e) Act as a liaison between the Corporation and the California State Board of Pharmacy as directed by the Corporation, including without limitation new licenses and transfers of licenses;
          (f) Consult with PRS as directed by the Corporation;
          (g) Act as liaison, if requested by the Corporation, between the Corporation and the Pharmacy employees;
          (h) Provide effective supervisory assistance and ensure that all required standards for accuracy, productivity, and customer relations are maintained to the satisfaction of the Corporation, including but not limited to legal compliance for record keeping;
          (i) Ensure that all current and future Pharmacies maintain compliance with all federal and state, including the California State Board of Pharmacy, laws and regulations;
          (j) Ensure that inventory levels are maintained to satisfy customer demand and maintain purchasing and inventory controls of pharmaceuticals, including without limitation, compliance will all laws and regulations relating to controlled substances;
          (k) Review third party insurance adjudication and reconciliation with the Company to ensure maximum reimbursement rates;
          (l) Maintain routine AWP, AAC and clinical updates;
          (m) Assist the Corporation with insurance providers and the processing covered pharmaceuticals;
          (n) Recommend pharmacist managers for new Pharmacies; and
          (o) Assist with other duties reasonably requested by the Corporation to ensure the smooth operation and timely management transfer of the Pharmacies.

John Tilley and Karen Tilley shall be designated by Consultant as the primary contacts and service providers for Consultant.
     4. Compensation. As compensation for the Services to be rendered by Consultant under this Agreement, Consultant shall receive Thirteen Thousand Dollars ($13,000.00) per month.
     5. Independent Contractor. In rendering the Services hereunder, Consultant shall be an independent contractor and shall not be deemed an employee of the Corporation. Consultant acknowledges and agrees that, as an independent contractor, it is solely responsible for the payment of any and all taxes and/or assessments imposed on account of payment to Consultant or the performance of services by Consultant pursuant to this Agreement, and Corporation shall not, by reason of Consultant’s status as independent contractor, make any withholdings or payments of such taxes or assessments with respect to any payments made to Consultant hereunder.
     6. Indemnification By Consultant. Consultant agrees to indemnify and hold harmless Corporation from any and all liability, damages, expenses, penalties and/or judgments arising out of Consultant’s failure to comply with Section 5 above.
     7. Termination.
(a)	This Consulting Agreement shall terminate immediately upon the occurrence of either (i) a material breach of duty by Consultant in the course of his performance as reasonably determined by the Corporation; (ii) a failure of Consultant to perform his obligation under this Agreement for a period of ten (10) consecutive calendar days; or (iii) dissolution or the filing of bankruptcy by Consultant.

(b)	In the event of the termination of this Consulting Agreement in accordance with Subsection 7(a) prior to the completion of the term of this Agreement, Consultant shall be entitled to all compensation earned by Consultant prior to the date of termination as provided in this Consulting Agreement.

(c)	Consultant shall have the right to terminate this Agreement upon seven (7) days prior written notice. Upon notice of such termination, Consultant shall receive no further compensation under this Agreement.
     8. Miscellaneous.
          (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

          (b) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.
          (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.
          (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
          (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Corporation:	Super Rx, Inc.
21700 Barton Road
Colton, California 92324
Attn: President

If to the Consultant:	California Pharmacy Systems, Inc.
11411 Brookshire Avenue, #107
Downey, California 90241
Attn: John E. Tilley
               Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
          (h) Amendments and Waivers. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
          (j) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

     IN WITNESS WHEREOF, the parties hereby execute this Agreement on the date first written above.

Corporation:

Super Rx, Inc., a California corporation

By:	/s/ Donald I. Baker

Donald I. Baker
Its:	Executive Vice President

By:	/s/ Phillip J. Smith

Phillip J. Smith
Its:	Senior Vice President and Chief
Financial Officer

Consultant:

California Pharmacy Systems, Inc., a
California corporation

By:	/s/ John E. Tilley

John E. Tilley
Its:	President

Exhibit 7.10
Termination Agreement
[see attached]

MUTUAL TERMINATION OF AGREEMENT
     THIS MUTUAL TERMINATION OF AGREEMENT (“Agreement”) made this ___day of July, 2005, between the CALIFORNIA PHARMACY SYSTEMS, INC., a California corporation (“CPS”), and STATER BROS. MARKETS, a California corporation (“Stater”). Landlord and Tenant are sometimes hereinafter referred to individually as “party” and collectively as “parties.”
R E C I T A L S :
     A. CPS and Stater entered into an Agreement to Operate Pharmacies in September 2000, whereby CPS operates pharmacies within Stater supermarkets in Southern California (“Pharmacy Agreement”).
     B. Concurrently herewith, CPS and Stater are entering into an Asset Purchase Agreement (“Asset Purchase Agreement”), whereby Stater is purchasing substantially all of the assets utilized by CPS in the operation of sixteen pharmacies in Stater supermarkets (“Pharmacies”).
     C. CPS and Stater desire to terminate the Pharmacy Agreement prior to the expiration date of the Pharmacy Agreement on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, CPS and Stater hereby agree as follows:
A G R E E M E N T :
     1. For the consideration set forth in the Asset Purchase Agreement, CPS and Stater mutually agree to terminate the Pharmacy Agreement upon Stater taking possession of the Pharmacies in accordance with the Asset Purchase Agreement.
     2. Except as otherwise set forth in the Asset Purchase Agreement and except for the indemnification requirements in Section 2.9 and Section 11 of the Pharmacy Agreement, each party (and any individual or entity acting through such party) hereby releases and discharges and agrees to hold the other and its predecessors, successors, assigns, affiliates, shareholders, officers, directors, agents and employees (collectively, “Released Parties”), jointly and severally, free and harmless from any and all past, present and future claims, demands, causes of action, losses, expenses, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever (collectively “Claims”), whether or not now known, suspected or claimed, which each party (or any individual or entity acting through such party) ever had, now has or may claim to have, against the other party or any of the Released Parties resulting from, arising out of or related to the Pharmacy Agreement (the “Release”). Each party expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this release shall be and remain effective in all respects regardless of such additional or different facts.
     Each party understands and agrees that it expressly waives and relinquishes all rights and benefits, if any, it may have under Section 1542 of the California Civil Code with respect to the Claims which are the subject of the Release set forth in this Paragraph 6. Civil Code Section 1542 reads as follows:
“§1542 A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

JET	DIB PJS

CPS’ Initials	Stater’s Initials
     4. This Agreement contains all of the agreements of the parties hereto with respect to the Pharmacy Agreement, except as otherwise set forth in the Asset Purchase Agreement, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. This Agreement may not be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest.
     5. This Agreement shall be binding on and inure to the benefit of the parties hereto and their successors.
     6. If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party in any such action shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and costs of suit.
     7. This Agreement may be executed in multiple counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.
     8. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.
     9. If any portion of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Agreement and shall in no way effect the validity or enforceability of the remaining portions of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STATER:

STATER BROS. MARKETS,
a California corporation

By:	/s/ Donald I. Baker

Donald I. Baker
Its:	Executive Vice President

By:	/s/ Phillip J. Smith

Phillip J. Smith
Its:	Senior Vice President and Chief
Financial Officer

CPS:

CALIFORNIA PHARMACY SYSTEMS,
INC., a California corporation

By:	/s/ John E. Tilley

John E. Tilley
Its:	President